Exhibit 15.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
MF Global Sify Securities India Private Limited and Subsidiaries (formerly Man Financial-Sify Securities India Private Limited):
We consent to the incorporation by reference in the registration statements on Form S-8 (No 333-135 804) of Sify Limited of our report dated October 12, 2006, with respect to the consolidated statement of financial condition of MF Global Sify Securities India Private Limited and Subsidiaries (formerly Man Financial-Sify Securities India Private Limited) as of March 31, 2006, and the related consolidated income, stockholders’ equity and cash flows for the year ended March 31, 2006, which report appears in the Annual Report on Form 20-F of Sify Limited for the year ended March 31, 2007.
KPMG
Mumbai, India
October 11, 2007.